Exhibit 10.11

UNISYS CORPORATION

2010 Long-Term Incentive and Equity Compensation Plan

Restricted Stock Unit Agreement

In order for the Award provided hereunder to become effective, this Agreement must be accepted electronically by Participant within sixty (60) days of receipt. In the event that this Agreement is not accepted electronically by Participant within this time period, Participant shall be deemed to have rejected the Award.

1. Subject to all provisions hereof and to all of the terms and conditions of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan (the “Plan”), incorporated by this reference herein, Unisys Corporation, a Delaware corporation (the “Company”), hereby grants to the participant named below (the “Participant”) an award (the “Award”) of restricted stock units in accordance with Section 9 of the Plan. Each restricted stock unit (hereinafter referred to as a “Restricted Stock Unit” or “Unit”) represents an obligation of the Company to pay to Participant one share of the Common Stock, par value $0.01 per share, of the Company (the “Stock”) on (i) the applicable vesting date or (ii) such earlier date as payment may be due under this agreement (together with any applicable country-specific terms and provisions set forth in the addendum and the attachments to the addendum (the “Addendum”), the “Agreement”), for each Unit that vests on such date, provided that the conditions precedent to such payment have been satisfied and provided that no Termination of Employment has occurred prior to the respective vesting date.

Participant:	FULL NAME

Total Number of Restricted Stock Units Awarded:	NUMBER OF UNITS

Date of Grant:	DATE OF GRANT

Vesting Schedule/Units Vested:	The number of shares granted will vest 1/3 on each anniversary of the grant date.

Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan. The terms of the Award are as follows:

2. Every notice relating to this Agreement shall be in writing and shall be effective when received or with date of posting if by registered mail with return receipt requested, postage prepaid. Notwithstanding Section 18(f) of the Plan, all notices to the Company shall be addressed to Unisys Equity Administration, Unisys Corporation, 801 Lakeview Drive, Suite 100, Blue Bell, Pennsylvania 19422, United States of America. Notices to Participant shall be addressed to his or her last designated address on the Company’s records. Either party, by notice to the other, may designate a different address to which notices shall be sent. Any notice by the Company to Participant at his or her last designated address shall be effective to bind Participant and any other person who acquires rights or a claim thereto under this Agreement.

3. Participant’s right to any payment under this Award may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or sold.

4. Except as otherwise provided under the terms of the Plan or this Agreement, all Restricted Stock Units awarded under this Agreement that have not vested will be forfeited and all rights of Participant with respect to such Units will terminate without any payment by the Company upon Termination of Employment by Participant or by the Company or, if Participant is not employed by the Company, the Participant’s employer (the “Employer”) prior to the applicable vesting date for such Units, as set forth in this Agreement (each, a “Vesting Date”).

For purposes of this Award, Termination of Employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate or the terms of Participant’s employment or service contract, if any) is deemed to occur effective as of the date that Participant is no longer actively employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate and will not be extended by any notice period (e.g., Participant’s period of service with the Company, the Employer or any other Subsidiary or Affiliate would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate or the terms of Participant’s employment or service contract, if any). The Company shall have the sole discretion to determine when Participant is no longer actively employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate for purposes of the Award (including whether Participant may still be considered to be providing such services while on a leave of absence).

5. In the event of Participant’s Termination of Employment within two years following the date of a Change in Control either (i) involuntarily by the Company or the Employer, as applicable, other than for Cause, or (ii) for Good Reason, any portion of the Award that is unvested and outstanding as of the date of Participant’s Termination of Employment will become vested in accordance with the rules under Section 11(a)(5) of the Plan, provided, however, that, notwithstanding any language to the contrary in Section 11(a)(5) of the Plan, the Units will be paid only in shares of Stock. Notwithstanding the foregoing, if the Committee determines in its sole discretion that the Units are nonqualified deferred compensation under Section 409A of the Code, then, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, Participant’s entitlement to vesting with respect to the Award shall be as provided in this paragraph 5, but the delivery of the shares of Stock subject to Participant’s Units shall be made on the first day of the seventh month following the Participant’s Termination of Employment. For purposes of this paragraph 5, if the Committee determines in its sole discretion that the Units are nonqualified deferred compensation under Section 409A of the Code, Termination of Employment shall be limited to those circumstances that constitute a “separation from service” within the meaning of Section 409A of the Code. This paragraph 5 will not be applicable to the Award if the Change in Control results from Participant’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Stock or Voting Securities.

6. Each payment that may become due hereunder shall be made only in shares of Stock, unless otherwise provided in this Agreement. Except as otherwise provided in paragraph 5, such shares will be issued to Participant as soon as practicable after the relevant Vesting Date but in any event within the period ending two and one-half months following the earlier of the end of the taxable year of the Company or the taxable year of Participant which, in each case, includes the Vesting Date.

7. Any dispute or disagreement arising under or as a result of this Agreement, shall be determined by the Committee (or, as to the provisions contained in paragraph 8 hereof, by the Company), or its designee, in its sole discretion and any such determination and interpretation or other action taken by said Committee (or, as to the provisions contained in paragraph 8 hereof, by the Company), or its designee, pursuant to the provisions of the Plan shall be binding and conclusive for all purposes whatsoever.

8. The greatest assets of Unisys* are its employees, technology and customers. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Unisys has adopted the following policy. By accepting this Award, Participant agrees that:

8.1 During employment and for twelve months after leaving Unisys, Participant will not: (a) directly or indirectly solicit or attempt to influence any employee of Unisys to terminate his or her employment with Unisys, except as directed by Unisys; (b) directly or indirectly solicit or divert to any competing business any customer or prospective customer to which Participant was assigned at any time during the eighteen months prior to leaving Unisys; or (c) perform services for any Unisys customer or prospective customer, of the type Participant provided while employed by Unisys for any Unisys customer or prospective customer for which Participant worked at any time during the eighteen months prior to leaving Unisys.

8.2 Participant previously signed the Unisys Employee Proprietary Information, Invention and Non-Competition Agreement in which he or she agreed not to disclose, transfer, retain or copy any confidential or proprietary information during or after the term of Participant’s employment, and Participant acknowledges his or her continuing obligations under that agreement. Participant shall be bound by the terms of the Employee Proprietary Information, Invention and Non-Competition Agreement and the restrictions set out in this paragraph 8 of this Agreement vis-à-vis the Company or the Employer, as applicable, and all restrictions and limitations set out in these agreements are in addition to and not in substitution of any other restrictive covenants (similar or otherwise) that Participant might be bound by vis-à-vis the Company or the Employer, as applicable, by virtue of his or her contract of employment or other agreements executed between Participant and the Company or the Employer, as applicable, which restrictive covenants shall remain in full force and continue to apply, notwithstanding any provisions to the contrary in this Agreement and/or the Employee Proprietary Information, Invention and Non-Competition Agreement.

8.3 Participant agrees that Unisys shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, in the event of a breach of the covenants contained in this paragraph 8.

8.4 Participant agrees that Unisys may assign the right to enforce the non-solicitation and non-competition obligations of Participant described in paragraph 8.1 to its successors and assigns without any further consent from Participant.

8.5 The provisions contained in this paragraph 8 shall survive after Participant’s Termination of Employment and may not be modified or amended except by a writing executed by Participant and the Chairman of the Board of the Company.

9. In accepting the Award, Participant acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board at any time, to the extent permitted by the Plan; (ii) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units even if restricted stock units have been granted in the past; (iii) all decisions with respect to future awards of restricted stock units, if any, will be at the sole discretion of the Committee or its designee; (iv) the grant of the Award and Participant’s participation in the Plan shall not create a right to employment with the Company, the Employer or any other Subsidiary or Affiliate, and shall not interfere with the ability of the Company, the Employer or any other Subsidiary or Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any) at any time; (v) Participant’s participation in the Plan is voluntary; (vi) the Award and the shares of Stock acquired under the Plan, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any other Subsidiary or Affiliate, and are outside the scope of Participant’s employment or service contract, if any; (vii) the Award and the shares of Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation; (viii) the Award and the shares of Stock acquired under the Plan, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments; (ix) the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any other Subsidiary or Affiliate; (x) the future value of the underlying shares of Stock is

*	For purposes of this paragraph 8, the term “Unisys” shall include the Company and all of its Subsidiaries and Affiliates.

unknown, indeterminable, and cannot be predicted with certainty; (xi) if Participant accepts the Award and obtains shares of Stock, the value of those shares of Stock acquired upon vesting may increase or decrease in value; (xii) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from Participant’s Termination of Employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or providing services to the Company, the Employer or any other Subsidiary or Affiliate or the terms of Participant’s employment or service contract, if any), and in consideration of the Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any other Subsidiary or Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Employer, the Company and any other Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; (xiii) the Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability involving the Company and unless otherwise provided in the Plan or by the Company in its sole discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company or be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (xiv) if Participant is employed or providing services outside the United States of America, Participant acknowledges and agrees that neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to Participant pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement; and (xv) in the event the Company is required to prepare an accounting restatement, the Award, the shares of Stock subject to the Award and proceeds from a sale of such shares may be subject to forfeiture or recoupment, to the extent required from time to time by applicable law or by a policy adopted by the Company, but provided such forfeiture or recoupment is permitted under applicable law.

10. Participant acknowledges that neither the Company nor the Employer (or any other Subsidiary or Affiliate) is providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

11. Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the issuance of shares of Stock upon settlement of the Award, the subsequent sale of the shares of Stock acquired pursuant to such issuance and the receipt of any dividends or other distributions; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to tax in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy the obligations with regard to all Tax-Related Items by means of one or a combination of the following: (1) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; (2)

withholding from proceeds of the sale of shares of Stock acquired upon vesting or settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); or (3) withholding in shares of Stock to be issued upon vesting or settlement of the Award.

To avoid negative accounting treatment or for any other reason, as determined by the Company in its sole discretion, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes Participant is deemed to have been delivered the full number of shares of Stock subject to the Award, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.

Finally, within ninety (90) days of any tax liability arising, Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan or Participant’s receipt of shares of Stock that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or proceeds of the sale of shares of Stock in settlement of the vested Award if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

12. Participant hereby explicitly and unambiguously consents and agrees to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Employer, the Company and its other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Employer, the Company or its other Subsidiaries and Affiliates, and details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Personal Data”), for the exclusive purpose of implementing, administering and managing the Plan. Participant understands that Personal Data may be transferred to Fidelity Stock Plan Services, LLC or any other third parties assisting (presently or in the future) in the implementation, administration and management of the Plan. Participant understands that these recipients may be located in the United States of America or elsewhere, and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting Participant’s local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any shares of Stock received upon vesting of the Award. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Awards or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusal or withdrawal of consent may affect Participant’s ability to realize benefits from the Award or otherwise participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

13. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

14. If Participant has received this Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

15. Subject to paragraph 2 above, the Company may, in its sole discretion, decide to deliver or receive any documents related to Participant’s current and future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

16. This Agreement is intended to comply with the short-term deferral rule set forth in regulations under Section 409A of the Code to avoid application of Section 409A of the Code to the Award; however, to the extent it is subsequently determined that the Award is deemed to be non-qualified deferred compensation subject to Section 409A of the Code, the Agreement is intended to comply in form and operation with Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the Award is exempt from, or complies with, Section 409A of the Code, provided, however, that the Company makes no representation that this Agreement will be exempt from, or comply with, Section 409A of the Code and shall have no liability to Participant or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.

17. The Award shall be subject to any special terms and provisions as set forth in the Addendum for Participant’s country, if any. Moreover, if Participant relocates to another country during the life of the Award, the special terms and conditions for such country will apply to Participant to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

18. This Agreement has been made in and shall be construed under and in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without regard to the conflict of laws provisions, as provided in the Plan.

For purposes of any dispute, action or other proceeding that arises under or relates to this Award or this Agreement, the parties (including Participant’s Beneficiary) hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania in the United States of America, and agree that such litigation shall be conducted only in the courts of Montgomery County in the Commonwealth of Pennsylvania in the United States of America, or the federal courts of the United States of America for the Eastern District of Pennsylvania, where this Award is made and/or to be performed, and no other courts.

19. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and/or on any shares of Stock acquired under the Plan, to the extent the Company determines in its sole discretion that it is necessary or advisable (including, but not limited to, legal or administrative reasons), and to require Participant to sign and/or accept electronically, at the sole discretion of the Company, any additional agreements or undertakings that may be necessary to accomplish the foregoing as determined by the Company in its sole discretion.

20. Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares of Stock issuable upon settlement of the Award prior to the completion of any registration or qualification of the shares of Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its sole discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any local, state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock. Further, Participant agrees that the Committee or its designee shall have unilateral authority to amend the Plan and the Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.

21. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant.

22. Participant acknowledges that, depending on Participant’s country, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Awards) under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to consult with Participant’s own personal legal and financial advisors on this matter before taking any action related to the Plan.

23. To the extent applicable, all references to Participant shall include Participant’s Beneficiary in the case of Participant’s death during or after Participant’s Termination of Employment.

UNISYS CORPORATION

J. Edward Coleman Chairman and Chief Executive Officer

ONLINE ACCEPTANCE ACKNOWLEDGMENT:

I hereby accept my 2014 Restricted Stock Unit Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan, and that I agree to be bound thereby and by the actions of the Compensation Committee and of the Board of Directors of Unisys Corporation with respect thereto. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am accepting my Award electronically and that such acceptance has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had accepted the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this acceptance is made knowingly.

OR

ONLINE REJECTION ACKNOWLEDGMENT:

I hereby reject my 2014 Restricted Stock Unit Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2010 Long-Term Incentive and Equity Compensation Plan. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am rejecting my Award electronically and that such rejection has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had rejected the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this rejection is made knowingly. I further acknowledge that by rejecting the Award, I will not be entitled to any payment or benefit in lieu of the Award.

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